UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 2, 2005

Auxilium Pharmaceuticals, Inc.

(Exact Name of Registrant Specified in Charter)

Delaware	000-50855	23-3016883
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

40 Valley Stream Parkway Malvern, PA	19355
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 321-5900

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On December 2, 2005, the Compensation Committee of the Board of Directors (the “Board”) of Auxilium Pharmaceuticals, Inc. (the “Company”) approved an increase to certain components of the compensation to the Board, by increasing the number of shares of common stock available under an option grant from 10,000 to 15,000 and by increasing the meeting attendance fees each by $500. The Compensation Committee of the Board approved the compensation plan set forth below for any non-employee director.

Effective on December 2, 2005, the compensation to non-employee directors shall be as follows:

a)	The annual retainer shall continue to be $15,000 except for the Chairman of the Board whose retainer remains unchanged.

b)	The attendance fee for each meeting of the Board or a committee of the Board attended in person or telephonically shall increase by $500, specifically:

Meeting
Board of Directors	$2,000
Audit and Compliance Committee Chairman	$3,500
Audit and Compliance Committee (non-chairman)	$1,500
Compensation Committee Chairman	$2,500
Compensation Committee (non-chairman)	$1,500
Nominating and Corporate Governance Committee Chairman	$2,500
Nominating and Corporate Governance Committee (non-chairman)	$1,500

Meeting fees are paid quarterly in arrears and non-employee directors are reimbursed for their reasonable expenses incurred in attending meetings of the Board and committees.

c)	On the date of each Annual Meeting of Stockholders of the Company, each non-employee who is elected or re-elected to serve as a director will automatically be granted an option to purchase 15,000 shares of the common stock of the Company, except that the amount of the annual grant to the Chairman of the Board remains unchanged. The option will be granted under the Company’s 2004 Equity Compensation Plan and will be governed by the terms and conditions of such plan and the Company’s standard form nonqualified stock option agreement, including a provision for immediate vesting upon a change of control of the Company. The option will be fully vested on the first anniversary of the date of grant and have an exercise price per share equal to the closing price per share of the Company’s common stock on the Nasdaq National Market on the date of grant.

Pursuant to the compensation plan set forth above, on December 6, 2005, the Company’s newly elected directors, Al Altomari and Oliver Steffen Fetzer, (see Item 5.02 below) each received nonqualified stock option to purchase 15,000 shares of the Company common stock. The option will be granted under the Company’s 2004 Equity Compensation Plan and will be governed by the terms and conditions of such plan and the Company’s standard form nonqualified stock option agreement, including a provision for immediate vesting upon a change of control of the Company. The option will be fully vested on the first anniversary of the date of grant and has an exercise price per share of $6.06, the closing price per share of the Company’s common stock on the Nasdaq National Market on the date of grant. Each of Mr. Altomari and Dr. Fetzer will also receive a $15,000 cash retainer, payable in quarterly installments, for their service as non-employee director of the Company.

Item 5.02.   Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On December 5, 2005, the Board of the Company voted to appoint Al Altomari and Dr. Oliver Steffen Fetzer as directors to the Company, effective upon acceptance of the offer to join the Board. On December 6, 2005, Mr. Altomari and Dr. Fetzer accepted the offer. Mr. Altomari will also serve as a member to the Audit and Compliance Committee (the “Audit Committee”) of the Board of the Company, filling the vacancy on the Audit Committee resulting from the resignation of Michael Wall on June 17, 2005.

Mr. Altomari has been the Chief Commercial Officer of Barrier Therapeutics, Inc. since August 2003. Previously, he was with Johnson & Johnson companies for 21 years, and served as the General Manager of OrthoNeutrogena, Vice-President of Women’s Health Care Franchise and in various other positions. Mr. Altomari received a Bachelors of Science degree with a dual major in finance and accounting from Drexel University, and an M.B.A from Rider University.

Dr. Fetzer has been with Cubist Pharmaceuticals since July 2002, currently serving as the Senior Vice President of Corporate Development and Research and Development. Previously, he was with The Boston Consulting Group from 1993 to 2002 served as Vice President and Director (Partner) and under various other titles. Dr. Fetzer received a B.S. in Biochemistry from College of Charleston, and a Ph.D. in Pharmaceutical Sciences from Medical University of South Carolina. He also earned an M.B.A. from Carnegie Mellon University.

Item 9.01.   Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description of Exhibit

99.1	Press Release dated December 8, 2005.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

AUXILIUM PHARMACEUTICALS, INC.

Date: December 8, 2005	By:	/s/ Jennifer Evans Stacey
Jennifer Evans Stacey, Esq.
Executive Vice President, Secretary and
General Counsel

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

99.1	Press Release dated December 8, 2005.